Exhibit 99.1

Vertex Pharmaceuticals Incorporated
130 Waverly Street • Cambridge, MA 02139-4242
Tel. 617.444.6100 • Fax 617.444.6680
www.vrtx.com	News Release

Vertex Pharmaceuticals Reports Third Quarter 2009 Financial Results and
Highlights Recent Business and Clinical Progress

-Phase 3 registration programs in hepatitis C and cystic fibrosis on track-

-Vertex to present telaprevir SVR data from Study C208 at AASLD meeting this week-

Cambridge, MA, October 26, 2009 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reviewed recent business and clinical progress and reported consolidated financial results for the quarter ended September 30, 2009.

“Vertex has made significant advancements across its business and expects to enter 2010 in a strong financial position that will enable the continued investment in late-stage development programs in hepatitis C virus infection and cystic fibrosis,” said Matthew Emmens, Chairman, President and Chief Executive Officer of Vertex Pharmaceuticals.  “We remain focused on the completion of the telaprevir Phase 3 registration program and are on track to submit a telaprevir New Drug Application in the second half of 2010.  In addition, we believe ongoing clinical trials of telaprevir and of our novel HCV polymerase inhibitor VX-222 will enable the initiation of the first combination trial of these two compounds in HCV patients in the coming months — underscoring our commitment to improve patient care in HCV.”

Mr. Emmens continued, “Later this week, we expect to present final SVR data from Study C208 at the AASLD meeting in Boston showing the potential for telaprevir to be dosed twice-daily as part of a response-guided treatment regimen.  Our confidence in telaprevir’s competitive profile remains high, and we look forward to the presentation of data from C208 and other clinical trials in the coming days.

“In cystic fibrosis, we recently completed enrollment in a Phase 2 trial of VX-809, our novel CFTR corrector compound, and we continue to enroll patients across the three trials of the Phase 3 registration program for VX-770, our novel CFTR potentiator.  VX-770 and VX-809 aim to address the underlying defective protein responsible for this orphan disorder, with the goal of enabling cystic fibrosis patients to live a more normal life,” Mr. Emmens said.

Broad Commitment to Hepatitis C

Phase 3 registration program ongoing:  ADVANCE, ILLUMINATE and REALIZE trials

•                  The ADVANCE, ILLUMINATE and REALIZE trials are evaluating telaprevir-based regimens as part of a global Phase 3 registration program in more than 2,200 genotype 1 treatment-naïve and treatment-failure patients with hepatitis C virus (HCV) infection.

•                  Vertex expects sustained viral response (SVR) data to become available from ADVANCE and ILLUMINATE in the first half of 2010 and from REALIZE in mid-2010.  Vertex plans to submit a New Drug Application (NDA) for telaprevir in the second half of 2010.

•                  The Phase 3 ADVANCE trial is evaluating telaprevir, or placebo, as part of a 24-week telaprevir-based response-guided treatment regimen in combination with pegylated interferon (peg-IFN) and ribavirin (RBV) in more than 1,050 treatment-naïve HCV patients.  The response-guided trial design is utilizing rapid viral response (RVR) criteria to determine which telaprevir patients can stop all treatment at 24 weeks.

•                  The Phase 3 ILLUMINATE trial is evaluating response-guided telaprevir-based regimens, or placebo, in more than 500 treatment-naïve HCV patients.  This trial is designed to supplement SVR data obtained from the pivotal Phase 3 ADVANCE trial.  The aim of the ILLUMINATE trial is to characterize whether there is an additional benefit to extending treatment from 24 to 48 weeks in treatment-naïve patients who achieved undetectable virus levels at weeks 4 and 12 of treatment (eRVR).

•                  The Phase 3 REALIZE trial is evaluating 48-week telaprevir-based regimens, or placebo, in more than 650 patients with genotype 1 HCV who did not achieve an SVR with a previous peg-IFN-based treatment.  The REALIZE trial enrolled all major treatment-failure groups, including null responders.

SVR data from telaprevir twice-daily dosing to be presented at AASLD this week

•                  Vertex expects that final SVR data from Study C208, which is evaluating twice-daily telaprevir dosing, will be presented at a Presidential Plenary session at the upcoming Annual Meeting of the American Association for the Study of Liver Diseases (AASLD),

Oct. 30 - Nov. 3 in Boston.  The C208 presentation at AASLD represents the first SVR data for telaprevir-based regimens, including SVR results from twice-daily dosing of telaprevir, as part of a response-guided therapy trial design, similar to that being used in the ADVANCE and ILLUMINATE Phase 3 trials of telaprevir.  Study C208 is an exploratory Phase 2, open-label clinical study conducted by Tibotec in Europe that evaluated a twice-daily (1125mg q12h) dosing schedule of telaprevir in combination with peg-IFN-alfa-2a (PEGASYS®) or peg-IFN-alfa-2b (PEGINTRON®) and RBV, as compared to the current three-times-daily (750mg q8h) telaprevir dosing schedule.

Additional telaprevir clinical studies in patients who failed prior HCV therapy

•                  Vertex has completed PROVE 3, a Phase 2b clinical trial of telaprevir-based combination therapy in patients with genotype 1 HCV who did not achieve an SVR with a previous peg-IFN-based treatment.  Final PROVE 3 data, including 48-week follow-up SVR rates (SVR48), will be presented at AASLD.

•                  Vertex is also conducting Study 107, an open-label Phase 2 study to evaluate telaprevir-based combination regimens in patients who did not achieve an SVR in the 48-week control arms of the PROVE 1, PROVE 2 and PROVE 3 studies.  In Study 107, telaprevir was given in combination with peg-IFN and RBV for 12 weeks followed by peg-IFN and RBV for 12 weeks or 36 weeks depending on the patient’s antiviral response to telaprevir in Study 107 and whether the patient was a prior null-responder, partial-responder or relapser.

On track to initiate STAT-C combination trial as early as Q4 2009

•                  Vertex is seeking to advance HCV therapy through the development of novel combinations of Specifically-Targeted Antiviral Therapies for hepatitis C (STAT-Cs).

•                  Vertex is currently conducting a three-day, multiple-dose viral kinetic study to evaluate the antiviral activity, safety, tolerability and pharmacokinetics of the HCV polymerase inhibitor VX-222.  In the trial, VX-222 is being administered at four different doses as a monotherapy in 32 treatment-naïve patients with genotype 1 HCV infection.  Vertex is also currently conducting a drug-drug interaction study with VX-222 and telaprevir in healthy volunteers.

•                  Vertex expects to obtain data from these trials in the fourth quarter of 2009, which could enable the initiation of a combination trial of telaprevir and VX-222 in patients with genotype 1 HCV as early as the fourth quarter of 2009.  Vertex expects data from this first STAT-C combination study of telaprevir and VX-222 to become available by mid-2010.

Additional HCV compounds in clinical development

•                  Vertex is also evaluating additional HCV compounds, including the HCV protease inhibitors VX-813 and VX-985 as well as the HCV polymerase inhibitor VX-759.

•                  Vertex also has an NS5A inhibitor program in preclinical development.

•                  The goal of these programs is to identify compounds that are appropriate for further development, including combination therapy.

AASLD

•                  The upcoming AASLD meeting, being held Oct. 30 - Nov. 3 in Boston, is expected to include three telaprevir-related clinical presentations, including presentations on SVR results from Study C208, final SVR48 results from PROVE 3 and results from a pooled analysis of PROVE 1 and PROVE 2 in “difficult-to-cure” patients.

Broad Program Targeting Cystic Fibrosis

Potentiator compound VX-770 in Phase 3 registration program

•                  Vertex is currently conducting the ENDEAVOR Phase 3 registration program of VX-770, an investigational Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) potentiator compound for the treatment of cystic fibrosis (CF).  The program consists of three ongoing clinical trials, known as STRIVE, ENVISION and DISCOVER, and is designed to evaluate the utility of VX-770 across different age groups and genotypes, including children as young as six years of age.

•                  The Phase 3 STRIVE trial is designed to enroll a minimum of 80 patients aged 12 years and older who carry the G551D mutation on at least one allele.  Patients will receive either VX-770 or placebo for 48 weeks in the STRIVE trial.  The Company expects to complete enrollment in STRIVE in the first quarter of 2010.

•                  The Phase 3 ENVISION trial is a two-part trial of VX-770 in patients with CF aged 6 to 11 years with the G551D mutation on at least one allele.  Part 1 of the trial is a single-dose pharmacokinetic study that is expected to enroll approximately 10 patients.  Part 2 of the trial is expected to enroll approximately 30 patients who will receive either VX-770 or placebo for 48 weeks.

•                  The Phase 2 DISCOVER trial is an exploratory trial designed to enroll approximately 120 patients aged 12 years and older who are homozygous for the F508del mutation.  Patients will receive either VX-770 or placebo for 16 weeks.

•                  The primary endpoint for patients with the G551D mutation (STRIVE and ENVISION trials) is change in forced expiratory volume in one second (FEV1), which will be measured at 24 weeks.  Additional FEV1 measurements will be taken at 48 weeks as a secondary endpoint to assess durability of any observed response.  Patients in the STRIVE and ENVISION trials will receive either VX-770 or placebo for 48 weeks to gain additional safety data in G551D patients.  For patients with the F508del mutations (DISCOVER trial), the primary endpoints are safety and change in FEV1, which will be measured at 16 weeks.  Additional secondary endpoints, including sweat chloride, will be measured in each trial to evaluate the effect of VX-770 on improving the function of the defective CFTR protein.

Phase 2a trial of corrector compound VX-809 completes enrollment

•                  Vertex recently completed enrollment of approximately 90 patients in a Phase 2a trial of VX-809, an investigational CFTR corrector compound for the treatment of CF.  The trial is designed primarily to evaluate the safety and tolerability of multiple doses of VX-809 in patients homozygous for the F508del CFTR mutation, the most common mutation in patients with CF.  In addition to safety, the trial provides the first opportunity to evaluate the potential effect of VX-809 on measures of CFTR function, including sweat chloride and nasal potential difference.  The trial will also evaluate whether VX-809 has an effect on FEV1.  Vertex expects to obtain data from the trial in the first quarter of 2010.

Potential to Combine VX-770 and VX-809

•                  VX-770 and VX-809 have been shown to have an additive effect when combined in in vitro studies, providing a rationale to explore the clinical potential for combining these compounds in patients with CF, which could begin in the second half of 2010.

Additional Pipeline Progress — VX-509 (JAK3 inhibitor)

•                  Vertex recently announced that it plans to initiate a Phase 2 proof of concept clinical trial of VX-509 in patients with moderate to severe rheumatoid arthritis.  Vertex plans to initiate the trial in the first quarter of 2010, which the company believes will result in interim clinical data, including measurements of safety, tolerability and clinical activity, being available in the second half of 2010.

•                  Vertex plans to pursue collaborative opportunities for VX-509 with major pharmaceutical companies and expects that any ongoing or future out-licensing activities for VX-509 will conclude after the receipt of clinical data from the Phase 2 trial.

•                  VX-509 may have broad potential for the treatment of multiple immune-mediated inflammatory diseases.

Business Development Activities Completed in Third Quarter add $260M to Cash Position

•                  Vertex added $260 million to its cash position as a result of previously-announced business development activities completed in the third quarter.  These activities included the receipt of $155 million in cash related to future telaprevir milestone payments and a $105 million payment received from Mitsubishi Tanabe Pharma Corporation related to an amended agreement for the development and commercialization of telaprevir in Japan and certain Far East countries.

Third Quarter Results

For the quarter ended September 30, 2009, the Company’s GAAP net loss was $149.6 million, or $0.84 per share, including stock-based compensation and executive transition expenses of $21.9 million and restructuring expenses of $0.8 million, compared to a GAAP net loss for the quarter ended September 30, 2008 of $130.0 million, or $0.93 per share, including stock-based compensation expense of $14.5 million and restructuring expenses of $0.9 million.

The non-GAAP loss, before stock-based compensation and executive transition expenses and restructuring expenses, for the quarter ended September 30, 2009 was $126.9 million, or $0.71 per share, compared to $114.7 million, or $0.82 per share, for the quarter ended September 30, 2008.  The increase in the Company’s 2009 non-GAAP loss was principally attributable to a decrease in collaborative revenues and increased costs related to the building of capabilities, including an increase in the number of employees and our commercial investments, to support advancement of telaprevir toward potential launch.

Total revenues for the quarter ended September 30, 2009 were $25.0 million, compared to $31.6 million for the third quarter of 2008.

Research and development (R&D) expenses for the quarter ended September 30, 2009 were $132.1 million, compared to $131.7 million for the third quarter of 2008.

Sales, general and administrative (SG&A) expenses for the quarter ended September 30, 2009 were $36.6 million, compared to $25.4 million for the third quarter of 2008.  This increase primarily reflects building of capabilities, including an increase in the number of employees and our commercial investments, to support advancement of telaprevir toward potential launch.

Interest expense, net, for the quarter ended September 30, 2009 was $1.3 million, compared to interest income, net, of $0.6 million for the third quarter of 2008.  This decrease resulted primarily from a lower level of investment portfolio yields reflecting the broader economic environment.

At September 30, 2009, Vertex had $856.6 million in cash, cash equivalents and marketable securities.  This includes proceeds of $227.2 million received in the third quarter of 2009 from the completion of business development activities.  As part of these business development activities, an additional $32.8 million was received on October 1, 2009, which is not reflected in Vertex’s September 30, 2009 cash position.  Vertex has $144.0 million of remaining 2013 convertible notes outstanding, with a conversion price of $23.14 per share.  The 2013 convertible notes are callable on or after February 15, 2010.

Full Year 2009 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

The Company is today reiterating its guidance for 2009 year-end cash, cash equivalents and marketable securities and for non-GAAP and GAAP net loss, as provided on September 30, 2009.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its third quarter 2009 and 2008 loss, and guidance for its projected 2009 loss, excluding restructuring expense, acquisition-related expenses, executive transition expenses, stock-based compensation expense, and loss on exchange of convertible subordinated notes.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.  A reconciliation of the other non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, cystic fibrosis, inflammation, autoimmune diseases, cancer and pain. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

PEGASYS® is a registered trademark of Hoffman La Roche.

PEGINTRON® is a registered trademark of Schering Corporation.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding (i) the Company’s Phase 3 registration programs in hepatitis C and CF being on track; (ii) the plan to present final SVR data from Study C208, and data from other clinical trials of telaprevir, at AASLD; (iii) the expectation that the Company will enter 2010 in a strong financial position that will enable the continued investment in late-stage development programs in hepatitis C and CF; (iv) the Company being on track to submit a New Drug Application for telaprevir in the second half of 2010; (v) the belief that ongoing clinical trials of telaprevir and of the novel HCV polymerase inhibitor VX-222 will enable the initiation of the first combination trial of these two compounds in HCV patients in the coming months; (vi) the potential for telaprevir to be dosed twice-daily as part of a response-guided treatment regimen; (vii) the Company’s confidence in telaprevir’s competitive profile remaining high; (viii) VX-770 and VX-809 aiming to address the underlying defective protein responsible for CF, with the goal of enabling CF patients to live a more normal life; (ix) expectations regarding when sustained viral response data will be available from the Company’s ADVANCE, ILLUMINATE and REALIZE clinical trials; (x) the aim of the ILLUMINATE clinical trial being to characterize whether there is an additional benefit to extending treatment from 24 weeks to 48 weeks in treatment-naïve patients who achieve eRVR; (xi) seeking to advance HCV therapy through the development of novel combinations of Specifically-Targeted Antiviral Therapies for hepatitis C (STAT-Cs); (xii) the expectation that the Company will obtain data from ongoing clinical trials of VX-222 in the fourth quarter of 2009, which could enable the initiation of a combination trial of telaprevir and VX-222 in patients with genotype 1 HCV as early as the fourth quarter of 2009; (xiii) the expectation that data from the first STAT-C combination study of telaprevir and VX-222 will become available by mid-2010; (xiv) the ENDEAVOR registration program being designed to evaluate the utility of VX-770 across different age groups and genotypes, (xv) the clinical trial designs, including expected numbers of patients, primary and secondary endpoints and the treatment durations, for the STRIVE, ENVISION and DISCOVER clinical trials; (xvi) the expectation that STRIVE will complete enrollment in the first quarter of 2010; (xvii) the expectation that the Company will obtain data from the ongoing clinical trial of VX-809 in the first quarter of 2010; (xviii) in vitro data providing a rationale to explore the clinical potential for combining VX-770 and VX-809 in patients with CF and that a clinical trial evaluating this combination could begin in the second half of 2010; (xix) the plan to initiate a Phase 2 proof-of-concept clinical trial of VX-509 in patients with moderate to severe rheumatoid arthritis in the first quarter of 2010; (xx) the belief that the planned VX-509 clinical trial will result in interim clinical data, including measurements of safety, tolerability and clinical activity, being available in the second half of 2010; (xxi) the plan to pursue collaborative opportunities for VX-509 with major pharmaceutical companies and the expectation that any ongoing or future out-licensing activities for VX-509 will conclude after the receipt of clinical data from the planned Phase 2 clinical trial; (xxii) the possibility that VX-509 may have broad potential for the treatment of multiple immune-mediated inflammatory diseases; and (xxiii) the Company’s guidance that its 2009 year-end cash, cash equivalents and marketable securities position and its 2009 non-GAAP and GAAP net losses will be as provided on September 30, 2009.  While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir, may not be favorable, that regulatory authorities may require supplemental clinical trials in order to support registration of telaprevir in any particular indication, that there may be varying interpretations of data produced by one or more of our clinical trials, that enrollment may be more difficult or slower than we currently anticipate or that planned clinical trials may not start when planned, that regulatory authorities will require more extensive data for a telaprevir NDA filing than currently expected, that the Company may not be able to successfully develop combination therapies involving telaprevir and VX-222 or VX-770 and VX-809, that the Company may not complete additional business development and outlicensing activities, that one or more of the Company’s assumptions underlying its revenue expectations  or its expense expectations — including estimates of the variables that go into determining stock-based compensation expenses — will not be realized, or that the Company will be unable to realize one or more of its financial objectives for 2009 due to unexpected and costly program delays, or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely affect the commercial potential for the Company’s product candidates in HCV or other potential indications, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate revenue, that the Company will be unable to enter into new collaborative relationships on acceptable terms, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com. The Company disclaims any obligation to update the information contained in this press release as new information becomes available.

Vertex Pharmaceuticals Incorporated

2009 Third Quarter and Nine Month Results
Consolidated Statements of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Royalty revenues (Note 6)	$7,834	$7,763	$19,891	$28,355
Collaborative and other R&D revenues	17,123	23,846	48,109	114,338
Total revenues	24,957	31,609	68,000	142,693

Costs and expenses:
Royalty expenses (Note 6)	3,712	4,194	10,555	11,471
Research and development expenses (R&D) (Note 7)	132,132	131,728	415,044	377,574
Sales, general & administrative expenses (SG&A) (Note 7)	36,572	25,430	97,618	71,810
Restructuring expense (Note 3)	774	885	4,283	2,683
Acquisition-related expenses (Note 2)	—	—	7,793	—
Total costs and expenses	173,190	162,237	535,293	463,538
Loss from operations	(148,233)	(130,628)	(467,293)	(320,845)

Net interest income (expense) (Note 5)	(1,332)	584	(3,947)	3,326
Loss on exchange of convertible subordinated notes (Note 5)	—	—	(12,294)	—
Net loss	$(149,565)	$(130,044)	$(483,534)	$(317,519)

Basic and diluted net loss per common share	$(0.84)	$(0.93)	$(2.86)	$(2.30)

Basic and diluted weighted-average number of common shares outstanding	178,735	140,109	169,137	137,788

Non-GAAP Loss and Loss per Common Share Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP Net Loss	$(149,565)	$(130,044)	$(483,534)	$(317,519)
Pro Forma Adjustments:
Stock-based compensation and executive transition expenses included in R&D (Note 7):	$13,509	$11,423	$54,244	$35,392
Stock-based compensation and executive transition expenses included in SG&A (Note 7)	8,365	3,062	19,985	8,758

Total stock-based compensation and executive transition expenses	$21,874	$14,485	$74,229	$44,150

Loss on exchange of convertible subordinated notes (Note 5)	—	—	12,294	—

Restructuring expense (Note 3)	774	885	4,283	2,683
Acquisition-related expenses (Note 2)	—	—	7,793	—

Non-GAAP Loss	$(126,917)	$(114,674)	$(384,935)	$(270,686)

Basic and diluted non-GAAP loss per common share	$(0.71)	$(0.82)	$(2.28)	$(1.96)

Note 1:  On September 30, 2009, the Company entered into two financing transactions that resulted in aggregate payments to the Company of $155.0 million.  These financing transactions related to future milestone payments pursuant to the Company’s collaboration with Janssen Pharmaceutica, N.V. (“Janssen”).   In the first transaction, the Company issued notes which are secured by $155.0 million in future telaprevir milestone payments that the Company is eligible to receive from Janssen for the filing, approval and launch of telaprevir in the European Union (the “2012 Notes”). The 2012 Notes have a face value of $155.0 million, were issued at a discount and do not carry an explicit interest rate. The 2012 Notes mature on October 31, 2012, subject to earlier mandatory redemption to the extent milestone events are achieved prior to October 31, 2012.  In the second transaction, the Company sold rights to $95.0 million of potential future milestone payments that the Company is eligible to receive from Janssen for the launch of telaprevir in the European Union. The Company received $122.2 million of the $155.0 million on September 30, 2009 and the remainder on October 1, 2009.

Note 2:  On March 12, 2009, the Company acquired ViroChem Pharma Inc. (“ViroChem”), a biotechnology company based in Canada. The Company paid an aggregate purchase price of $100.0 million in cash and 10,733,527 shares of the Company’s common stock in order to acquire

ViroChem.  All of the assets acquired and liabilities assumed in the transaction are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the transaction are expensed as incurred.

The $390.6 million purchase price for ViroChem is based on the acquisition-date fair value of the consideration transferred, which was calculated based on the opening price of the Company’s common stock of $27.07 per share on March 12, 2009.  The difference between the aggregate purchase price and the fair value of assets acquired and liabilities assumed is allocated to goodwill.

Note 3:  The Company recorded restructuring expense of $0.8 million for the three months ended September 30, 2009 compared to $0.9 million for the three months ended September 30, 2008. The Company recorded restructuring expense of $4.3 million for the nine months ended September 30, 2009 compared to $2.7 million for the nine months ended September 30, 2008.  The restructuring expense in all periods included imputed interest cost related to the restructuring liability. The increase in restructuring expense for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 was primarily the result of a revision, in the first quarter of 2009, of certain key estimates and assumptions about facility operating costs for the remaining period of the lease commitment, for which there was no corresponding revision in the nine months ended September 30, 2008. The lease restructuring liability was $33.4 million as of September 30, 2009. The expense and the related liability are reviewed quarterly for changes in circumstances.

Note 4: In February 2009, the Company completed a public offering of 10,000,000 shares of common stock, at a price of $32.00 per share. This transaction resulted in net proceeds of $313.3 million to the Company.

In September 2008, the Company completed a public offering of 8,625,000 shares of common stock, at a price of $25.50 per share. This transaction resulted in net proceeds of $217.4 million to the Company.

In February 2008, the Company completed a public offering of 6,900,000 shares of common stock at a price of $17.14 per share. This transaction resulted in net proceeds of $112.7 million to the Company.

Note 5:  In February 2008, the Company completed an offering of $287.5 million aggregate principal amount of 4.75% convertible senior subordinated notes due February 2013 (the “2013 Notes”). The 2013 Notes are convertible, at the option of the holder, into common stock at a price equal to approximately $23.14 per share, subject to adjustment under certain circumstances. The 2013 Notes bear interest at the rate of 4.75% per year, and the Company is required to make semi-annual interest payments on the outstanding principal balance of the notes on February 15 and August 15 of each year. This transaction resulted in net proceeds of $278.6 million to the Company.

In June 2009, holders of the 2013 Notes exchanged $143.5 million in aggregate principal amount of the 2013 Notes, plus interest, for 6.6 million shares of newly issued common stock. As a result of this exchange, the Company incurred a non-cash charge of $12.3 million in the second quarter of 2009. The charge corresponds to the value of additional shares issued in the transactions over the number of shares that would have been issued upon conversion of the 2013 Notes at the conversion prices set forth therein.

Note 6:  In the first quarter of 2008, the Company recognized royalty revenues based on actual and estimated net sales of Lexiva/Telzir and Agenerase by GlaxoSmithKline plc under the Company’s 1993 license agreement with GlaxoSmithKline plc.   In the second quarter of 2008, the Company sold the Company’s right to receive future royalty payments, net of sub-royalty payments due to a third party, arising from sales of Lexiva/Telzir and Agenerase under the Company’s license agreement with GlaxoSmithKline plc in return for a one-time cash payment of $160.0 million.  After the sale of the Company’s right to receive future royalty payments, the Company recognizes deferred revenues relating to the $160.0 million one-time cash payment from the purchaser over the term of our agreement with GlaxoSmithKline plc.

Note 7:  Certain amounts in prior year’s financial statements have been reclassified to conform to the current presentation.  The reclassifications had no effect on the reported net loss.

Condensed Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash, cash equivalents and marketable securities	$856,610	$832,101
Receivable related to milestone transactions (Note 1)	32,783	—
Other current assets	24,673	35,480
Property and equipment, net	62,444	68,331
Restricted cash	30,313	30,258
Intangible assets (Note 2)	525,900	—
Goodwill (Note 2)	26,102	—
Other non-current assets (Note 5)	14,666	14,309
Total assets	$1,573,491	$980,479

Liabilities and Stockholders’ Equity
Other current liabilities	$150,350	$172,567
Accrued restructuring expense (Note 3)	33,358	34,064
Deferred tax liability (Note 2)	162,503	—
Deferred revenues (Note 6)	319,536	247,474
Convertible notes (due 2013)(Note 5)	144,000	287,500
Liability related to milestone transactions (Note 1)	155,000	—
Stockholders’ equity (Notes 2, 4 & 5)	608,744	238,874
Total liabilities and stockholders’ equity	$1,573,491	$980,479
Common shares outstanding (Notes 2, 4 & 5)	180,899	151,245

Conference Call and Webcast: Third Quarter Financial Results:

Vertex Pharmaceuticals will host a conference call and webcast today, Monday, October 26, 2009 at 5:00 p.m. ET to review financial results and recent developments.  This call and webcast will be broadcast via the Internet at www.vrtx.com.  It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides.  The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial (888) 219-1459 (U.S. and Canada) (913) 312-0695 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.

The call will be available for replay via telephone commencing October 26, 2009 at 8:00 p.m. ET running through 5:00 p.m. ET on November 2, 2009.  The replay phone number for the U.S. and Canada is (888) 203-1112.  The international replay number is (719) 457-0820 and the conference ID number is 7430858.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on November 9, 2009.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Investors

Michael Partridge, 617-444-6108

Lora Pike, 617-444-6755

Media

Zachry Barber, 617-444-6470